EXHIBIT 10.65

May 16, 2008

Mr. Jeffrey D. Capello
49 Walpole Street
Dover, MA  02030

Dear Jeff:

On behalf of Boston Scientific Corporation, we are very pleased to confirm our offer of employment to you.  Your Boston Scientific title will be Senior Vice President, Chief Accounting Officer and Corporate Controller.  You will report to Sam Leno, Executive Vice President and Chief Financial Officer.  As part of this offer, you will become a member of Boston Scientific’s Operating Committee.  We look forward to a productive and successful working relationship and to your formal acceptance of this offer of employment.

This letter, the enclosed Employee Agreement and Code of Conduct summarize our understanding of the terms of your employment and provide you the means to accept our offer as described.

SIGN-ON BONUS
Boston Scientific will provide you with a “one-time” sign-on bonus of $500,000 (gross amount), which will be paid at the time of your first paycheck.  You must be employed by Boston Scientific to receive the sign-on bonus.  If you should leave Boston Scientific voluntarily prior to the first anniversary of your start date, you will be required to pay back $250,000 of the sign-on bonus within 30 days of your departure.

COMPENSATION
Through annual and long-term programs, Boston Scientific’s compensation programs provide our employees with significant compensation opportunities on a pay for performance basis.  The objective of these programs is to recognize and reward both individual and company performance.

Base Salary:  Base gross salary for this position will be $18,846.16, currently payable bi-weekly, equivalent to $490,000.16 on an annualized basis.  Your performance and compensation will generally be reviewed on an annual basis.  The Boston Scientific performance year currently runs from January 1 through December 31 of each year.  If your date of employment is on or before November 1, you are eligible to participate in the current year’s performance and compensation review based on your manager’s assessment of your performance.   If your date of employment is after November 1, your first performance and compensation review will occur in the following year.  Based on your anticipated start date of June 16, 2008, you will be eligible for a full 2009 merit increase in accordance with our compensation management system and your individual performance.

Performance Incentive Plan:  The Boston Scientific performance year currently runs from January 1 through December 31 of each year.  The Performance Incentive Plan provides employees with the opportunity for a variable financial incentive in recognition of individual and company performance in a given year.  You are eligible to participate in the annual Performance Incentive Plan beginning this year and you will be eligible to receive a full-year’s bonus amount.  Per the current plan, your annual target incentive is 65% of base salary.  Your actual award will be based on your achievement of individual goals and the company’s achievement of corporate performance goals.  Under the current plan, you must be an active employee on December 31 of the then current year to be eligible for payment.  A copy of the 2008 Performance Incentive Plan is enclosed for your review.

Executive Allowance Plan:  As a member of the Operating Committee, you will be eligible to participate in the Boston Scientific Executive Allowance Plan.  Under this Plan, you will receive $15,000 annually in lieu of certain other perquisites.  This payment is subject to applicable withholdings and is typically payable in two equal installments of $7,500 each in the last pay periods of the months of June and December (but adjusted to your start date in the first year of employment).  A copy of Boston Scientific’s Executive Allowance Plan is enclosed for your review.

Equity:  As part of this offer of employment, we are recommending, subject to approval by the Compensation Committee of the Board, which we will seek immediately and expect to obtain prior to your anticipated start date, an equity incentive having a value of $2,750,000 on the date of grant. At your election, the equity incentive may be in the form of an option to purchase shares of Boston Scientific common stock, Deferred Stock Units (“DSUs”), or a combination of options and DSUs.  The stock option grant and DSU award will be made pursuant to one of the Boston Scientific Long Term Incentive Plans.  Our Long Term Incentive Plans are designed to share the rewards of the business with individuals who most significantly contribute to the achievement of the company’s strategic and operating goals.  Again, based on your anticipated start date, you will be eligible for a full 2009 equity incentive award in accordance with our equity grant guidelines then in effect and your individual performance.

Non-Qualified Stock Options:  The option grant will provide you with the opportunity to purchase shares of Boston Scientific common stock.  The number of stock options will be calculated and the exercise price per share will be set on the grant date, using a Black Scholes calculation of the value of the options on that date.  The option grant will vest in four annual installments of 25%, 50%, 12.5%, and 12.5% beginning on the first anniversary of the date of grant and will expire on the 10th anniversary of the grant date.  In all other respects the option grant will be subject to the provisions of the applicable Long Term Incentive Plan and Non-Qualified Stock Option Agreement.  In accordance with the applicable Long Term Incentive Plan, any unvested stock options will accelerate upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the applicable Long Term Incentive Plan) and remain exercisable until the expiration of the stated term of the stock option.

DSU Award:  The DSU Award reflects Boston Scientific’s commitment to grant to you a number of shares of Boston Scientific common stock (less applicable tax and other withholdings), to be issued to you in five annual increments of 20%, 50%, 10%, 10% and 10% beginning on the first anniversary of the date of the grant.  The DSU Award will be granted on your actual start date and the number of DSUs to be awarded will be calculated using the Fair Market Value (closing price) of Boston Scientific common stock on the date of grant.  This Award is also subject to all provisions of the applicable Long Term Incentive Plan and Deferred Stock Unit Agreement.  In accordance with the applicable Long Term Incentive Plan, upon your Retirement, Disability, death or a Change in Control of Boston Scientific (as those terms are defined in the applicable Long Term Incentive Plan), we will issue to you or your beneficiary (as the case may be), any shares of Boston Scientific stock to be awarded to you in accordance with this letter that remain subject to eligibility conditions.

SPECIAL PAYMENT UPON TERMINATION OF EMPLOYMENT
 Should you be involuntarily terminated from employment other than for Cause during the first two years of your employment, you will receive a special payment equivalent to the combined annual salary you are then receiving and the incentive bonus (at target) for which you are then eligible (gross amounts).  “Cause” is defined for purposes of this paragraph to mean:  (a) conduct constituting a material act of misconduct in connection with the performance of your duties; or (b) criminal or civil conviction, a plea of nolo contendere or conduct that would reasonably be expected to result in material injury to the reputation of Boston Scientific if you were retained in your position with Boston Scientific.

PROMOTION TO EXECUTIVE COMMITTEE
Assuming you are successfully performing in your current role and capable of taking on additional responsibilities, both as determined by Boston Scientific’s Chief Executive Officer and Chief Financial Officer, we will recommend to Boston Scientific's Board of Directors that you be promoted in June 2009 to the Executive Committee (EC).  This promotion to EC level will be based on the increase in responsibilities of your existing role.  As a member of the Executive Committee, you will be eligible to participate in the Boston Scientific Executive Allowance Plan at a $25,000 amount annually.  A copy of this Plan is enclosed.  You will also be eligible to then participate in the Executive Retirement Plan, a copy of which is attached.

BENEFITS
Enclosed is descriptive literature regarding Boston Scientific’s current benefit programs.  You should review this information prior to your start date so you are prepared to enroll within your first 31 days of employment.  Please understand that the company reserves the right to unilaterally amend or terminate any of these programs, or to require or change employee premium contributions toward any benefits.

AUTHORIZATION TO WORK
Please note that this offer of employment is contingent upon your ability to provide, on your first day of employment, a completed I-9 form and acceptable original documents that will establish your identity and authorization to work in the U.S. in compliance with the Immigration Reform and Control Act of 1986, a federal law.  Please see the enclosed document “Orientation for New Hires” for a list of acceptable identification documents.  It is Boston Scientific’s practice to require that these original identification documents be presented on the first day of employment, so please remember to bring them.

BACKGROUND VERIFICATION
A background verification satisfactory to Boston Scientific has been completed as of your signature date on this letter.

EMPLOYMENT AT WILL
Upon acceptance of this offer and your active start of employment, you will become an “at will” employee of Boston Scientific.  This means that you will be free to resign at any time.  Likewise, Boston Scientific will have the right to terminate your employment at any time with or without reason or notice.  Acceptance of this offer acknowledges your understanding and acceptance of the “at will” nature of your employment.

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ACCEPTANCE
This offer letter is contingent upon the following:
•	Successful completion of reference and background checks, as described in this letter;
•	A formal acceptance date no later than May 19, 2008;
•	A start date of June 16, 2008; and
•
Your return of all completed, signed paperwork listed on the enclosed New Employee Checklist, including but not limited to the Employee Agreement, so that Boston Scientific receives it four (4) business days before your start date.

Please indicate your acceptance of this offer of employment and agreement with the terms described in the enclosed documents by completing, signing and returning all enclosed paperwork.  The Code of Conduct, Benefits Literature and policy documents should be retained by you for your records.

Jeff, we believe that the opportunity here with Boston Scientific will be a mutually rewarding one and we look forward to your acceptance of this offer.

Sincerely,

/s/ Sam R. Leno Sam R. Leno Executive Vice President, Chief Financial Officer	/s/ Lucia Luce Quinn Lucia Luce Quinn Executive Vice President, Human Resources

Agreed to and Accepted by /s/ Jeffrey D. Capello Jeffrey D. Capello	Date: May 19, 2008

Enclosures:
Employee Agreement
Benefits Literature
Code of Conduct
New Employee Checklist/Forms/Equal Employment Policy Statement
Policy Against Harassment
Orientation for New Hires
2008 Performance Incentive Plan
Executive Allowance Plan
Executive Retirement Plan